As filed with the Securities and Exchange Commission on February 22, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Jacobs Engineering Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4081636
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1999 Bryan Street, Suite 1200

Dallas, Texas 75201

(Address of Principal Executive Offices) (Zip Code)

Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan

(as Amended and Restated on January 19, 2017)

Jacobs Engineering Group Inc. Global Employee Stock Purchase Plan

(as Amended and Restated on January 19, 2017)

(Full titles of the plans)

Kevin C. Berryman

Executive Vice President and Chief Financial Officer

Jacobs Engineering Group Inc.

1999 Bryan Street, Suite 1200

Dallas, Texas 75201

(214) 583-8500

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Meagan S. Olsen

Paul Hastings LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $1.00 per share
- Issuable under the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan (as Amended and Restated on January 19, 2017)	4,350,000	$57.16	$248,646,000	$28,818.07
- Issuable under the Jacobs Engineering Group Inc. Global Employee Stock Purchase Plan (as Amended and Restated on January 19, 2017)	150,000	$57.16	$8,574,000	$993.73
Total	4,500,000	—	$257,220,000	$29,811.80

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) also covers such indeterminable number of additional shares of common stock of the Registrant (“Common Stock”) as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan (as Amended and Restated on January 19, 2017) (the “ESPP”) and the Jacobs Engineering Group Inc. Global Employee Stock Purchase Plan (as Amended and Restated on January 19, 2017) (the “GESPP”). This Registration Statement also includes rights to acquire Common Stock or preferred stock under any shareholder rights plan in effect from time to time, if applicable, under the terms of any such plan.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $57.16 per share, the average of the high and low prices of the Common Stock, as reported on the New York Stock Exchange on February 14, 2017, a date within five business days prior to the date of filing of this Registration Statement.

REGISTRATION OF ADDITIONAL SECURITIES

The Registrant has prepared this registration statement (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act to register: (1) 4,350,000 additional shares of common stock of the Registrant (“Common Stock”) issuable pursuant to the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan (as Amended and Restated on January 19, 2017) (the “ESPP”), and (2) 150,000 additional shares of Common Stock issuable pursuant to the Jacobs Engineering Group Inc. Global Employee Stock Purchase Plan (as Amended and Restated on January 19, 2017) (the “GESPP”). The ESPP and the GESPP, including the shares of Common Stock available for issuance pursuant thereto, have each been previously approved by the Registrant’s stockholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the Commission on November 22, 2016;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 2016, filed with the Commission on February 8, 2017;

(c)	The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on December 9, 2016;

(d)	The Registrant’s Current Report on Form 8-K filed with the Commission on October 14, 2016;

(e)	The Registrant’s Current Report on Form 8-K filed with the Commission on December 2, 2016;

(f)	The Registrant’s Current Report on Form 8-K filed with the Commission on January 3, 2017;

(g)	The Registrant’s Current Report on Form 8-K filed with the Commission on January 24, 2017; and

(h)	The description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form S-4, filed with the Commission on December 7, 2007, including any amendment or report filed for the purpose of updating such description.

All other reports and other documents (other than current reports, or portions thereof, furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

Jacobs Engineering Group Inc.

1999 Bryan Street, Suite 1200

Dallas, TX 75201

(214) 583-8500

Attn: Chief Executive Officer

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is a Delaware corporation. Articles 14 and 15 of the Registrant’s Amended and Restated Certificate of Incorporation provide that the officers and directors of the Registrant shall be indemnified and held harmless by the Registrant, and directors shall not be personally liable, in each case, to the fullest extent authorized by the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”). Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify officers and directors in certain circumstances.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which such director or officer has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (c) of Section 145 provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such director or officer shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Subsection (e) of Section 145 requires an undertaking to repay any such amount advanced if the director or officer receiving such amount is ultimately determined not to be entitled to indemnification.

Indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL is not to be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled. Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of a current or former director or officer against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

Article 14 of the Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended, a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that Article 14 shall not eliminate or limit a director’s liability (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper benefit. Article 14 further provides that if the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time. Article 14 further provides that any repeal or modification of Article 14 shall not increase the personal liability of any director of the Registrant for any act or occurrence taking place prior to such repeal or modification or otherwise adversely affect any right or protection of a director of the Registrant existing at the time of the repeal or modification.

Article 15 of the Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify to the fullest extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Registrant or by reason of the fact that such director or officer, at the request of the Registrant, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

The Registrant may, from time to time, maintain a policy, or policies, of directors’ and officers’ liability insurance which insures directors and officers against the cost of defense, settlement or payment of claims and judgments under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The foregoing summaries are subject to the complete text of the Registrant’s Amended and Restated Certificate of Incorporation, the Registrant’s Amended and Restated Bylaws and to the referenced sections of the DGCL and are qualified in their entirety by reference thereto.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The Exhibits listed on the accompanying Exhibit Index are filed as part of, and incorporated by reference into, this Registration Statement.

ITEM 9. UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 22, 2017.

Jacobs Engineering Group Inc.

By:	/s/ Kevin C. Berryman
Name:	Kevin C. Berryman
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven J. Demetriou, Kevin C. Berryman and Michael R. Tyler, and each of them acting alone, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or any substitutes therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Steven J. Demetriou Steven J. Demetriou	Chief Executive Officer and Chairman (Principal Executive Officer)	February 22, 2017

/s/ Kevin C. Berryman Kevin C. Berryman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 22, 2017

/s/ William Benton Allen, Jr. William Benton Allen, Jr.	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 19, 2017

/s/ Ralph Edward Eberhart Ralph Edward Eberhart	Director	February 22, 2017

/s/ Christopher M.T. Thompson Christopher M.T. Thompson	Director	February 22, 2017

/s/ Linda Fayne Levinson Linda Fayne Levinson	Director	February 22, 2017

/s/ Juan José Suárez Coppel Juan José Suárez Coppel	Director	January 24, 2017

/s/ Dawne S. Hickton Dawne S. Hickton	Director	February 22, 2017

/s/ Joseph R. Bronson Joseph R. Bronson	Director	February 22, 2017

/s/ Robert C. Davidson, Jr. Robert C. Davidson, Jr.	Director	February 22, 2017

/s/ Peter J. Roberton Peter J. Robertson	Director	February 22, 2017

/s/ Robert McNamara Robert McNamara	Director	February 22, 2017

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on January 28, 2014 and incorporated herein by reference.

3.2	Amended and Restated Bylaws of the Registrant, dated as of January 19, 2017, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on January 24, 2017 and incorporated herein by reference.

5.1*	Opinion of Paul Hastings LLP.

10.1	Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan (as Amended and Restated on January 19, 2017), filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on January 24, 2017 and incorporated herein by reference.

10.2	Jacobs Engineering Group Inc. Global Employee Stock Purchase Plan (as Amended and Restated on January 19, 2017), filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K on January 24, 2017 and incorporated herein by reference.

23.1*	Consent of Paul Hastings LLP (contained in its opinion filed herewith as Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (contained on the signature pages to this Registration Statement).

*	Filed herewith.